March 24, 2006

Mr. J. Rowland Cook

Jenkens & Gilchrist, P.C.

401 Congress Avenue

Suite 2500

Austin, TX 78701-3799

Re: Response to Your Letter of February 17, 2006

Dear Rowland,

At its regularly scheduled meeting on March 20-21, 2006, the board of directors (“Board”) of Financial Industries Corporation (“FIC”) reviewed and discussed your letter of February 17, 2006, on behalf of Haythem Dawlett, an FIC shareholder, requesting that FIC hold its annual shareholders’ meeting.

The Board considers the annual shareholders’ meeting a very important part of proper corporate governance. However, FIC is currently unable to comply with Rule 14a-3 under the Securities Exchange Act of 1934, as amended, which requires concurrent delivery with any proxy statement of an annual report, inclusive of audited annual financial statements for the most recently completed fiscal year. Because FIC is not currently in a position to solicit proxies in connection with an annual meeting, or to provide an annual report to its shareholders, FIC does not believe that it is currently able to hold an annual shareholders’ meeting at which its shareholders will be fully informed or represented.

The Board intends to hold the next annual shareholders’ meeting as soon as FIC can comply with Rule 14a-3 and currently anticipates that it will be able to hold such meeting on or about December 6, 2006.

The Board fully appreciates and understands your concerns about the delay in this important corporate governance event and hopes that you and Mr. Dawlett understand that FIC is doing everything it can to insure that a fully inclusive annual shareholders’ meeting take place as soon as possible.

Sincerely,

/s/ Michael A. Saslaw

Michael A. Saslaw